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                     WILSHIRE TECHNOLOGIES, INC. ELECTS CEO

CARLSBAD, CALIFORNIA, AUGUST 12, 1996 - Wilshire Technologies, Inc. (AMEX:WIL) announced today that the Board of Directors has elected William J. Hopke as Chairman and C.E.O. Mr. Hopke has been a Director of the company for 4 years and is currently Chief Operating Officer of Trilon-Dominion Partners, LLC, which holds 72% of the outstanding common stock of Wilshire Technologies. Stephen Scibelli, CEO for the past two and a half years, will continue as an advisor to the company for six months with emphasis on the glove and clean room business. In addition, Jack Hunter, President of Hunter Capital, was appointed Director; he will replace Charles H. Black, who reached mandatory retirement age.

"Steve has been clearly successful in establishing and motivating a highly qualified management team as well as focusing Wilshire's basic business towards the clean room industry, utilizing the Company's proprietary foam technology. His desire to pursue other challenges at this time is in keeping with his entrepreneurial orientation," Hopke stated. "Because of his efforts, Trilon Dominion's Board feels that my direct involvement with the Company will demonstrate Trilon's continued management and financial commitment to Wilshire's growth and progress," he added.

Wilshire Technologies develops, manufactures and markets engineered polymer products for industrial clean room use.

For further information, contact Tom Dean of the Company's public relations firm, Innovative Research Associates, at (212) 421-2545.


                                   EXHIBIT 99(a)